UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 2, 2006

Express Systems Corporation
(Exact name of registrant as Specified in its Charter)

Nevada
(State or other jurisdiction of Incorporation)

333-107002	91-1918324
(Commission File Number)	(IRS Employer Identification No.)

114 W. Magnolia Street #446 Bellingham WA	98225
(Address of principal executive offices)	(Zip Code)

800-661-7830
Registrant’s telephone number, including area code

Item 1.01 Entry into a Material Definitive Agreement

On September 25, 2006, Express Systems Corporation (“Company”) entered into a letter of intent with DWM Petroleum AG (“DWM”) to acquire all of DWM’s assets in exchange for 73% of the Company’s shares of common stock or approximately 80,000,000 shares (“Merger”) on a fully-diluted basis and after the raising of the necessary capital for the transaction. In addition, the Company has agreed to issue 500,000 shares for every 50 million barrels of petroleum reserves net to the Company from the Kyrgystan and Albanian assets held by DWM with a maximum of 2 billion barrels of oil reserves.

A condition to the completion of the Merger is the raising of $1,140,000 by the Company. To that extent, on October 3, 2006, the Company completed raising $140,000 through a private placement pursuant to Regulation S of the Securities Act of 1933, as amended. The effectiveness of the Merger is also subject to the completion of definitive merger documents and other conditions including the financing referenced above. Within 60 days subsequent to the effectiveness of the Merger the Company must complete a $10,000,000 capital raise. The Company anticipates completing the Merger within the next 60 days.

The following exhibits are filed herewithin:

Exhibit 99.1  Letter of Intent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Express Systems Corporation

Date: October 5, 2006

/s/Randle Barrington-Foote
____________________________
Mr. Randle Barrington-Foote
President